Filed pursuant to Rule 424(b)(5)
Registration No. 333-205565

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	13,800,000(1)	$17.60	$242,880,000	$28,223(2)

(1)	Includes 1,800,000 shares subject to the underwriter’s over-allotment option.
(2)	The filing fee of $28,223 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3 (File No. 333-205565) filed by Memorial Resource Development Corp. on July 8, 2015.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 8, 2015)

12,000,000 Shares

Memorial Resource Development Corp.

Common Stock

We are offering 12,000,000 shares of our common stock. We have granted the underwriter a 30-day option to purchase up to an additional 1,800,000 shares of common stock on the same terms and conditions set forth below.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MRD.”

On September 21, 2015, the last reported sale price of our common stock on the NASDAQ Global Select Market was $18.54 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement and beginning on page 2 of the accompanying base prospectus.

	Per Share	Total
Public Offering Price	$17.60	$211,200,000
Underwriting Discounts and Commissions (1)	$0.27	$3,240,000
Proceeds, before Expenses	$17.33	$207,960,000

(1)	See “Underwriting” for a description of underwriting compensation payable in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock on or about September 25, 2015.

Barclays

Prospectus Supplement dated September 21, 2015.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common stock. We and the underwriter have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell common stock in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the base prospectus, which gives more general information, some of which may not apply to this offering of common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the common stock offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-20 of this prospectus supplement.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information included in or incorporated by reference into this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements, which are subject to a number of risks and uncertainties, many of which are beyond our control, may include statements about our:

•	business strategy;

•	estimated reserves and the present value thereof;

•	technology;

•	cash flows and liquidity;

•	financial strategy, budget, projections and future operating results;

•	realized commodity prices;

•	timing and amount of future production of reserves;

•	ability to procure drilling and production equipment;

•	ability to procure oilfield labor;

•	capital expenditures, including the amount, nature and timing thereof, including future development costs;

•	ability to access, and the terms of, capital;

•	drilling of wells, including statements made about future horizontal drilling activities;

•	competition;

•	expectations regarding government regulations;

•	marketing of production and the availability of pipeline capacity;

•	exploitation or property acquisitions;

•	costs of exploiting and developing our properties and conducting other operations;

•	expectations regarding general economic and business conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of our risk management activities;

•	environmental and other liabilities;

•	counterparty credit risk;

•	expectations regarding taxation of the oil and natural gas industry;

•	expectations regarding developments in other countries that produce oil and natural gas;

•	future operating results;

•	plans and objectives of management; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

These types of statements, other than statements of historical fact included in this prospectus and the documents incorporated by reference herein, are forward-looking statements. In some cases, you can identify

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forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “forecast,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology. These statements discuss future expectations, contain projections of results of operations or of financial condition or include other “forward-looking” information. These forward-looking statements involve risks and uncertainties. Important factors that could cause our actual results or financial condition to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	variations in the market demand for, and prices of, oil, natural gas and natural gas liquids;

•	uncertainties about our estimated reserves;

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our senior secured revolving credit facility;

•	general economic and business conditions;

•	risks associated with negative developments in the capital markets;

•	failure to realize expected value creation from property acquisitions;

•	uncertainties about our ability to replace reserves and economically develop our current reserves;

•	drilling results;

•	potential financial losses or earnings reductions from our commodity price risk management programs;

•	adoption or potential adoption of new governmental regulations;

•	the availability of capital on economic terms to fund our capital expenditures and acquisitions;

•	risks associated with our substantial indebtedness; and

•	our ability to satisfy future cash obligations and environmental costs.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and the documents incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events or circumstances described in any forward-looking statement will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in the “Risk Factors” section of this prospectus and the accompanying base prospectus and elsewhere in this prospectus, including the documents incorporated by reference herein. All forward-looking statements speak only as of the date on which they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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SUMMARY

This summary highlights information appearing elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all the information that may be important to you or that you may wish to consider before investing in the common stock. You should read carefully the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and the terms of this offering, as well as the other considerations that are important to you in making your investment decision. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement and beginning on page 2 of the accompanying base prospectus and found in the documents incorporated by reference herein for information regarding risks you should consider before investing in our common stock. As used in this prospectus supplement, the “Company,” “MRD Segment,” “we,” “our,” “us” or like terms mean Memorial Resource Development Corp. and its consolidated subsidiaries (other than MEMP and its subsidiaries) and “MEMP” means Memorial Production Partners LP, unless we state otherwise or the context otherwise requires.

Overview

We are an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas and oil properties with a majority of our activity in the Terryville Complex of North Louisiana, where we are targeting overpressured, liquids-rich natural gas opportunities in multiple zones in the Cotton Valley formation. We are focused on creating shareholder value primarily through the development of our sizeable horizontal inventory. For more information about our business, operations and financial results, see the documents listed under “Where You Can Find More Information,” which are incorporated by reference herein.

Corporate Information

Our principal executive offices are located at 500 Dallas St., Suite 1800, Houston, Texas 77002, and our phone number is (713) 588-8300. Our website address is www.memorialrd.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

Recent Developments

North Louisiana Acquisition

On September 21, 2015, we entered into a purchase and sale agreement pursuant to which we agreed to acquire producing and non-producing properties in North Louisiana, including approximately 45,807 gross (45,121 net) acres for approximately $284,000,000, subject to customary adjustments, from a third party. The acquisition has an effective date of August 1, 2015. In this prospectus supplement, we refer to this acquisition as the “North Louisiana Acquisition.” Closing of the pending North Louisiana Acquisition is expected to occur in the fourth quarter of 2015 and is subject to customary closing conditions. We expect to finance the pending North Louisiana Acquisition with the net proceeds from this offering and borrowings under our senior secured revolving credit facility. There can be no assurance that the pending North Louisiana Acquisition will be completed in the anticipated time frame, or at all. In addition, the closing of the pending North Louisiana Acquisition is not contingent on the completion of this offering or vice versa. Please see “Use of Proceeds.”

Operational Update

On September 21, 2015, we announced that we turned eight new pads to sales during the third quarter of 2015 to date. These pads included a total of 22 gross wells, consisting of 17 Upper Red, 4 Lower Red and 1

Upper Deep Pink wells, which is in line with our previously announced guidance for completions during this time. In total, we expect to bring on line approximately 40 to 45 gross wells during 2015. As of September 15, 2015, we have a total of 79 horizontal wells producing from our four primary zones in the Terryville Field. The following table provides additional details related to our 19 gross horizontal wells added in the Terryville Field during July 2015 and August 2015(1):

Well	Wells Completed	Avg. Well Lateral Length (Feet)	Avg. Well 30-Day Initial Production (“IP”) Rate (MMcfe/d) (2)	30-Day IP Rate Per Thousand Foot of Lateral	Avg. Peak 24- Hour Rate (3) (MMcfe/d)
Upper Red (4)	14	6,991	24.9	3.6	29.4
Lower Red	4	6,880	15.5	2.3	18.5
Upper Deep Pink	1	7,152	8.9	1.2	11.0

(1)	Does not include the three wells associated with the Dowling (1 well) and Lewis (2 wells) pads brought to sales in September due to limited days on production.
(2)	Average 30-day IP rates represent actual production rates incurred, which include various field and operational downtime events.
(3)	Peak 24-hour rates represent the maximum 24-hour production rate reported within the 30-day IP rate period.
(4)	Includes average 24-day IP for the Bellevue Timber (2 wells) pad (latest data available).

The Offering

Common stock offered by us	12,000,000 shares (or 13,800,000 shares, if the underwriter exercises in full its option to purchase additional shares).

Common stock to be outstanding immediately after the offering	203,526,245 shares (or 205,326,245 shares, if the underwriter exercises in full its option to purchase additional shares).

Option to purchase additional shares	We have granted the underwriter a 30-day option to purchase up to an aggregate of 1,800,000 additional shares of our common stock.

Common stock voting rights	Each share of our common stock entitles its holder to one vote.

Use of proceeds	We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $207.3 million of net proceeds from this offering, or $238.5 million if the underwriter exercises in full its option to purchase additional shares. We intend to use the net proceeds from this offering to fund a portion of the purchase price of the pending North Louisiana Acquisition. If we do not complete the pending North Louisiana Acquisition, we will use the net proceeds from this offering for general corporate purposes, which may include repayment of a portion of the outstanding borrowings under our senior secured revolving credit facility.

There can be no assurance that the pending North Louisiana Acquisition will be completed in the anticipated time frame, or at all. In addition, the closing of the pending North Louisiana Acquisition is not conditioned on the closing of this offering or vice versa. Please read “Use of Proceeds.”

Dividend policy	We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends in the future will be made by our board of directors (our “Board”) in light of conditions then existing, including factors such as our financial condition, earnings, available cash, business opportunities, legal requirements, restrictions in our debt agreements and other contracts and other factors our Board deems relevant. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-4 of this prospectus supplement and page 2 of the accompanying base prospectus and all other information set forth in this prospectus, including the documents incorporated by reference herein, before deciding to invest in our common stock.

Listing and trading symbol	Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “MRD.”

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks and uncertainties described below and all of the information contained under “Risk Factors” beginning on page 2 of the accompanying base prospectus, as well as the information contained under “Where You Can Find More Information,” including our Annual Report on Form 10-K for the year ended December 31, 2014, retrospectively revised, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, together with all of the other information included or incorporated by reference in this prospectus. This prospectus supplement and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus supplement and in the documents incorporated by reference. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

We may not be able to consummate the pending North Louisiana Acquisition.

The purchase and sale agreement related to the pending North Louisiana Acquisition contains customary closing conditions. It is possible that one or more closing conditions may not be satisfied or, if not satisfied, that such condition may not be waived by us or the other parties. The closing of this offering is not contingent upon the closing of the pending North Louisiana Acquisition. Accordingly, if you decide to purchase shares of our common stock, you should be willing to do so whether or not we complete the pending North Louisiana Acquisition.

We may be unable to successfully integrate acquired businesses or assets, including the assets to be acquired in the pending North Louisiana Acquisition, and any inability to do so may disrupt our business and hinder our ability to grow.

Any acquisition, including the pending North Louisiana Acquisition, involves potential risks, including, among other things:

•	the validity of our assumptions about estimated reserves, future production, revenues, capital expenditures, operating expenses and costs;

•	the assumption of unknown liabilities, losses or costs for which we are not indemnified or for which any indemnity we receive is inadequate; and

•	an inability to obtain satisfactory title to the assets we acquire.

The success of any completed acquisition, including the pending North Louisiana Acquisition, will depend on our ability to integrate effectively the acquired business or assets into our existing operations. The process of integrating acquired businesses or assets may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. Our failure to achieve consolidation savings, to integrate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

Properties we acquire may not produce as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties that we acquire or obtain protection from the seller against such liabilities.

Acquiring oil and natural gas properties, such as those in the pending North Louisiana Acquisition, requires us to assess reservoir and infrastructure characteristics, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not necessarily reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well or pipeline. We cannot necessarily observe structural and environmental problems, such as pipe corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

The standardized measure of our estimated proved reserves and our PV-10 as of December 31, 2014 may be higher than the current market value of our estimated proved oil and natural gas reserves.

The present value of future net cash flows from our proved reserves as of December 31, 2014, or standardized measure, and our PV-10 may not be the current market value of our estimated natural gas and oil reserves. In accordance with rules established by the SEC and the Financial Accounting Standards Board, we base the estimated discounted future net cash flows from our proved reserves on the 12-month average oil and gas index prices, calculated as the unweighted arithmetic average for the first-day-of-the-month price for each month and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties. Our estimated proved reserves as of December 31, 2014 and related PV-10 and Standardized Measure were calculated under SEC rules using twelve-month trailing average benchmark prices of $94.99 per barrel of oil (WTI) and $4.35 per MMBtu (Henry Hub spot). Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. On September 18, 2015, the prompt month NYMEX-WTI futures price for crude oil was $44.68 per Bbl and the prompt month NYMEX-Henry Hub futures price of natural gas was $2.61 per MMBtu. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general. Using more recent prices in estimating our proved reserves, without giving effect to any acquisitions or development activities we have executed during 2015, would likely result in a reduction in proved reserve volumes due to economic limits, which would reduce the PV-10 and standardized measure of our proved reserves.

USE OF PROCEEDS

We estimate that, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, we will receive approximately $207.3 million of net proceeds from this offering, or $238.5 million if the underwriter exercises its option to purchase additional shares in full. We intend to use the net proceeds from this offering to fund a portion of the purchase price of the pending North Louisiana Acquisition. If we do not complete the pending North Louisiana Acquisition, we will use the net proceeds from this offering for general corporate purposes, which may include repayment of a portion of the outstanding borrowings under our senior secured revolving credit facility.

The closing of this offering is not contingent upon the closing of the pending North Louisiana Acquisition. Accordingly, if you decide to purchase our common stock, you should be willing to do so whether or not we complete the pending North Louisiana Acquisition.

Our senior secured revolving credit facility matures in June 2019 and bears interest at a variable rate, which was approximately 1.95% as of September 1, 2015. The outstanding borrowings under our senior secured revolving credit facility were incurred to acquire assets, to make capital expenditures and for general corporate purposes. An affiliate of the underwriter is a lender under our senior secured revolving credit facility and, accordingly, may receive a portion of the net proceeds from this offering if we do not complete the pending North Louisiana Acquisition. See “Underwriting.”

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization for the MRD Segment as of June 30, 2015:

•	on an actual basis; and

•

on an as adjusted basis to give effect to this offering as if it had occurred on June 30, 2015, assuming no exercise of the underwriter’s option to purchase additional shares, and the completion of the North Louisiana Acquisition.

You should read the following table together with “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this prospectus supplement.

	As of June 30, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$4,538	$4,538

Long-term debt (1):
Senior secured revolving credit facility (2)	$165,000	$241,665
5.875% senior unsecured notes, due July 2022	600,000	600,000

Total long-term debt	765,000	841,665

Stockholders’ equity (1):
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01; 600,000,000 shares authorized and 191,527,728 shares issued and outstanding actual and 203,527,728 shares issued and outstanding as adjusted	1,915	2,035
Additional paid-in-capital	1,297,944	1,505,159
Accumulated earnings (deficit)	(813,779)	(813,779)

Total stockholders’ equity	486,080	693,415

Total capitalization	$1,251,080	$1,535,080

(1)	Because we control MEMP through the ownership of its general partner (“MEMP GP”), we are required by accounting principles generally accepted in the United States of America to consolidate MEMP for accounting and financial reporting purposes even though MEMP GP only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. Our consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii) the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, we and MEMP each have independent and non-recourse capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please see “Where You Can Find More Information.”
(2)	As of September 1, 2015, $302 million was outstanding under our senior secured revolving credit facility and we had available borrowing capacity of $423 million, and after giving effect to the completion of the North Louisiana Acquisition and the increase in our borrowing base effective September 18, 2015, and without giving effect to any proceeds from this offering, we would have had $414 million in available borrowing capacity as of such date.

DIVIDEND POLICY

We do not anticipate declaring or providing any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends in the future will be made by our Board in light of conditions then existing, including factors such as our financial condition, earnings, available cash, business opportunities, legal requirements, restrictions in our debt agreements, and other contracts and other factors our Board deems relevant.

MARKET PRICE OF OUR COMMON STOCK

Our common stock began trading on the NASDAQ under the symbol “MRD” on June 13, 2014. Prior to that, there was no public market for our common stock. On September 21, 2015, the last reported sale price for our common stock on the NASDAQ was $18.54 per share. As of August 31, 2015, we had approximately 191,526,245 shares of common stock issued and outstanding and 5 stockholders of record. The following table sets forth, for the periods indicated, the reported high and low sale prices for our common stock on the NASDAQ.

	High	Low
2015
Third Quarter (through September 21, 2015)	$20.55	$14.61
Second Quarter	$20.98	$16.92
First Quarter	$21.57	$15.87

2014
Fourth Quarter	$28.44	$15.30
Third Quarter	$30.32	$22.50
Second Quarter (beginning June 13, 2014)	$25.90	$21.07

MATERIAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

Introduction

The following is a discussion of certain U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) arising from the acquisition, ownership and disposition of shares of our common stock. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a Non-U.S. Holder as a result of the acquisition, ownership and disposition of shares of our common stock. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the U.S. federal income tax considerations applicable to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any Non-U.S. Holder. Moreover, this summary is not binding on the Internal Revenue Service, or the IRS, or the U.S. courts, and no assurance can be provided that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a U.S. court if so challenged. We have not requested, and we do not intend to request, a ruling from the IRS or an opinion from U.S. legal counsel regarding any of the U.S. federal income or other tax considerations of the acquisition, ownership and disposition of shares of our common stock. Each Non-U.S. Holder should consult its own tax advisor regarding the acquisition, ownership and disposition of shares of our common stock.

Scope of This Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (final, temporary, and proposed), U.S. court decisions, published IRS rulings and published administrative positions of the IRS, that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis and could affect the U.S. federal income tax considerations described in this summary.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes and that is not: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock by Non-U.S. Holders that are subject to special provisions under the Code, including the following Non-U.S. Holders: (a) Non-U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) Non-U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) Non-U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) Non-U.S. Holders that own shares of our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (e) Non-U.S. Holders that acquire shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (f) Non-U.S. Holders that hold shares of our common stock other than as a capital asset within the meaning of Section 1221 of the Code; (g) Non-U.S. Holders who are U.S. expatriates or former long term residents of the United States; and (h) Non-U.S. Holders that have or now own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding shares of our common stock. Non-U.S. Holders that are subject to special provisions under the Code, including but not limited to Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax and other tax considerations of the acquisition, ownership and disposition of shares of our common stock.

If a partnership or other entity that is classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax considerations to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners). Partnerships or other entities that are classified as partnerships for U.S. federal income tax purposes and their owners should consult their own tax advisors regarding the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock.

Tax Considerations Other Than U.S. Federal Income Tax Considerations Not Addressed

This summary does not address any state, local, alternative minimum, estate and gift, foreign, or other tax considerations other than U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in connection with the acquisition, ownership and disposition of shares of our common stock. Each Non-U.S. Holder should consult its own tax advisors regarding any state, local, estate and gift, foreign, and any other tax considerations that may be relevant to such holder in connection with the acquisition, ownership and disposition of shares of our common stock.

Dividends

In general, if dividends with respect to shares of our common stock are made, such dividends would be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any portion of a dividend that exceeds our current or accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in shares of our common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of shares of our common stock, the tax treatment of which is discussed below under the heading “—Gain on Sale or Other Disposition of Shares of our Common Stock.”

Generally, dividends paid in respect of shares of our common stock to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate, subject to the two following exceptions:

•

Dividends effectively connected with a trade or business of a Non-U.S. Holder within the U.S. generally will not be subject to withholding if the Non-U.S. Holder complies with applicable IRS certification and disclosure requirements and generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•

The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder generally will be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Shares of Our Common Stock

Except as described in the discussion below under the heading “Information Reporting; Backup Withholding Tax,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax, in connection with the receipt of proceeds from the sale, exchange, or other taxable disposition of shares of our common stock, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.;

•	in the case of an individual, the Non-U.S. Holder has been present in the U.S. for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

•

we are or have been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes (that is, a domestic corporation whose trade or business and real property assets consist primarily of “U.S. real property interests”) at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if such Non-U.S. Holder is a corporation, such gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

If an individual Non-U.S. Holder is present in the U.S. for at least 183 days during the taxable year of disposition, the Non-U.S. Holder may be subject to a flat 30% tax on any U.S.-source gain derived from the sale, exchange, or other taxable disposition of shares of our common stock (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S.-source capital losses.

It is likely that we are a USRPHC. As a result, any gain recognized by a Non-U.S. Holder on the sale, exchange, or other taxable disposition of our common stock may be subject to U.S. federal income tax in the same manner as gain recognized by a U.S. Holder, or the FIRPTA Tax. In addition, a Non-US. Holder may under certain circumstances be subject to withholding in an amount equal to 10% of the gross proceeds on the sale or disposition; if the Non-U.S. Holder files a U.S. federal income tax return, any amounts so withheld will generally be credited against, and refunded to the extent in excess of, any FIRPTA Tax such Non-U.S. Holder owes.

However, so long as our common stock is considered to be “regularly traded on an established securities market,” or regularly traded, at any time during the calendar year, a Non-U.S. Holder generally will not be subject to FIRPTA Tax on any gain recognized on the sale or other disposition of our common stock unless the Non-U.S. Holder owned (actually or constructively) shares of our common stock with a fair market value of more than 5% of the total fair market value of our common stock at any time during the applicable period described in the third bullet point above. No withholding is required under these rules upon a sale or other taxable disposition of our common stock if it is considered to be regularly traded. If, on the other hand, our common stock is not considered to be regularly traded, a Non-U.S. Holder will be subject to FIRPTA Tax on any gain recognized on your sale or other taxable disposition of our common stock, and withholding on the gross proceeds thereof, regardless of such Non-U.S. Holder’s percentage ownership of our common stock.

Foreign Account Tax Compliance Act

Legislation enacted in 2010 requires withholding at a rate of 30% on dividends paid on our common stock (and gross proceeds from the sale of shares of our common stock paid on or after January 1, 2019) to certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to, among other things, report, on an annual basis, information with respect to accounts with or shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and to withhold on payments made to certain account holders. Accordingly, the entity through which shares of our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our common stock held by an investor that is a non-financial foreign entity will be subject to withholding at a rate of 30% if such entity or another non-financial foreign entity is the beneficial owner of the payment, unless, among other things, the beneficial owner or the payee either (i) certifies to the withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners” to the withholding agent, which the withholding agent will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in shares of our common stock.

Information Reporting; Backup Withholding Tax

A Non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to payments of dividends on, or gross proceeds from the disposition of, shares of our common stock that are made within the United States or though certain U.S.-related financial intermediaries, provided that the Non-U.S. Holder certifies as to its foreign status or otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Non-U.S. Holder’s U.S. federal income tax liability, and a Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them in their particular circumstances.

UNDERWRITING

Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K and which will be incorporated by reference into this prospectus supplement and the accompanying base prospectus, Barclays Capital Inc. has agreed to purchase from the Company the number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Barclays Capital Inc.	12,000,000

Total	12,000,000

Commission and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares.

	No Exercise	Full Exercise
Per Share	$0.27	$0.27
Total	$3,240,000	$3,726,000

Barclays Capital Inc. has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.100 per share. After the offering, Barclays Capital Inc. may change the offering price and other selling terms.

We estimate that our expenses for this offering will be approximately $625,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriter an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an additional 1,800,000 shares from us at the public offering price less underwriting discounts and commissions.

Lock-Up Agreements

We, our directors and executive officers and MRD Holdco LLC have agreed that for a period of 45 days after the date of this prospectus supplement, we and they will not directly or indirectly, without the prior written consent of Barclays Capital Inc., (i) offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such person or entity, any of their affiliates, or any person in privity with such person or entity or any of their affiliates), including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC with respect to, any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (other than stock and shares issued pursuant to employee benefit plans, qualified stock option plans, dividend reinvestment plans or other employee compensation plans, or any amendments thereto or replacements thereof, existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights not issued under one of those plans), or (ii) publicly disclose the intention to do any of the foregoing; provided that (1) in our case, the restrictions described above shall not apply to (i) issuances of common stock or securities convertible into, or exercisable or exchangeable for, common stock, in connection with any acquisition or strategic investment (including any joint venture or partnership) as long as (x) the aggregate number of shares of common stock issued or issuable does not exceed 10% of the total number of shares of our common stock issued and outstanding immediately following the completion of the offering contemplated by this prospectus and (y) each recipient of any such common stock issued or issuable agrees to these restrictions for the remainder of the 45-day restricted period, or (ii) the filing of one or more registration statements on Form S-8; and (2) in the case of our directors and executive officers and MRD Holdco LLC, the restrictions described above shall not apply to (i) bona fide gifts, sales or other dispositions of shares of any class of our capital stock, in each case that are made exclusively between and among such persons or members of such persons’ family, or affiliates of such persons, including its members (if a limited liability company), provided that it shall be a condition to any transfer pursuant to this clause (i) that (x) the transferee/donee agrees to be bound by these restrictions for the remaining 45-day restricted period; and (y) each party shall not be required by law to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the 45-day restricted period, (ii) the exercise of warrants or the exercise of stock options granted pursuant to our stock option/incentive plans or otherwise outstanding on the date of this prospectus; provided, that the restrictions shall apply to shares of common stock issued upon such exercise or conversion, or (iii) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of common stock or securities convertible into, or exchangeable or exercisable for, common stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the 45-day restricted period; provided further, that we are not required to report the establishment of such Rule 10b5-1 Plan in any public report or filing with the SEC under the Exchange Act during the 45-day restricted period and do not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-1 Plan.

Barclays Capital Inc., in its sole discretion, may release the shares of our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release shares of our common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Listing

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “MRD.”

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares it is obligated to purchase is not greater than the number of shares that it may purchase by exercising its option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in its option to purchase additional shares. The underwriter may close out any short position by either exercising its option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through its option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price.

Other Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses. An affiliate of Barclays Capital Inc. is a lender under our senior secured revolving credit facility and, in the event we do not complete the pending North Louisiana Acquisition, may receive a portion of the net proceeds from this offering. Additionally, an affiliate of Barclays Capital Inc. is a counterparty to certain of our commodities hedging contracts.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. Since an affiliate of Barclays Capital Inc. has a lending relationship with us, it may hedge its credit exposure to us consistent with its customary risk management policies. Typically, such affiliate would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized; (ii) in which any person making such offer or solicitation is not qualified to do so; or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of our common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of our common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of our common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of our common stock by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common stock which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are qualified investors as defined under the Prospectus Directive;

(b)	by the underwriter to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with the underwriter and us that:

(a)	it is a qualified investor as defined under the Prospectus Directive; and

(b)	in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the underwriter has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriter by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated and combined financial statements of Memorial Resource Development Corp. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein from the Current Report on Form 8-K filed with the SEC on July 8, 2015, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2014 and 2013 consolidated and combined financial statements contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated and combined financial statements, the Company’s balance sheets and related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

The statements of revenues and direct operating expenses related to the Wyoming properties acquired by MEMP in July 2014 for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditor, and upon the authority of said firm as experts in accounting and auditing.

Estimated quantities of the proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2014 incorporated by reference in this prospectus supplement are based on reserve reports prepared by our management and audited by Netherland, Sewell & Associates, Inc. Our reserves estimates have been audited or evaluated by an independent reservoir engineering firm since 2011 and Netherland, Sewell & Associates, Inc. audited these reserves as of December 31, 2014. Our estimate of probable and possible reserves are prepared by management and audited by Netherland, Sewell & Associates, Inc.

Estimated quantities of certain MEMP proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2014 incorporated by reference in this prospectus supplement are based on the reserve report prepared by our management and audited by Netherland, Sewell & Associates, Inc. MEMP’s reserves estimates have been audited or evaluated by an independent reservoir engineering firm since 2011 and Netherland, Sewell & Associates, Inc. audited these reserves as of December 31, 2014. We have included and incorporated by reference these estimates in reliance on the authority of Netherland, Sewell & Associates, Inc. as experts in such matters.

Estimated quantities of certain MEMP proved oil and natural gas reserves as of December 31, 2014 incorporated by reference in this prospectus supplement are based on a reserve report prepared by our internal reserve engineers and audited by Ryder Scott Company, L.P. These estimates are so included and incorporated by reference in reliance upon the authority of such firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. Our website is located at http://www.memorialrd.com, and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus or the registration statement of which this prospectus forms a part. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: 500 Dallas Street, Suite 1800, Houston, Texas 77002, (713) 588-8300.

The SEC allows us to “incorporate by reference” certain information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

We incorporate by reference the documents listed below (excluding information deemed to be furnished and not filed with the SEC):

•

Annual Report on Form 10-K for the year ended December 31, 2014 (including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement filed on April 3, 2015);

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 and for the quarter ended June 30, 2015;

•

Current Reports on Form 8-K or Form 8-K/A filed on July 2, 2014, January 13, 2015, April 14, 2015, April 17, 2015, May 19, 2015, May 27, 2015, June 2, 2015, July 6, 2015, July 8, 2015 and September 21, 2015; and

•

the description of our common stock contained in our Form 8-A filed on June 12, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

In addition, we incorporate by reference in this prospectus supplement any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed with the SEC), after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

PROSPECTUS

Memorial Resource Development Corp.

Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

From time to time we may offer and sell the following securities:

•	Shares of common stock;

•	Shares of preferred stock; and

•	Debt securities, which may be senior or subordinated, and which may be guaranteed by certain of our subsidiaries, including Beta Operating Company, LLC, Memorial Resource Finance Corp. and MRD Operating LLC.

We may offer and sell these securities from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the NASDAQ Global Market under the symbol “MRD.”

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 2 of this prospectus for information on certain risks related to the purchase of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2015.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference herein. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operation and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Memorial Resource Development Corp. and the common stock, preferred stock and debt securities that we may offer. Each time securities are offered by means of this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus, unless we indicate otherwise:

•	“the Company,” “we,” “our,” “us” and “our company” or like terms refer collectively to Memorial Resource Development Corp. and its subsidiaries (other than MEMP and its subsidiaries);

•	“MEMP” refers to Memorial Production Partners LP individually and collectively with its subsidiaries, as the context requires. We own the general partner of MEMP, which owns 50% of MEMP’s incentive distribution rights;

•	“MRD Holdco” refers to MRD Holdco LLC, a holding company controlled by the Funds that, together as part of a group owns a majority of our common stock;

•	“the Funds” refers collectively to Natural Gas Partners VIII, L.P., Natural Gas Partners IX, L.P. and NGP IX Offshore Holdings, L.P., which collectively control MRD Holdco; and

•	“NGP” refers to Natural Gas Partners, a family of private equity investment funds organized to make direct equity investments in the energy industry, including the Funds.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the offer and sale of the securities covered by this prospectus. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the SEC’s public reference room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may update or replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding information deemed to be furnished and not filed with the SEC) after the date on which the registration statement was initially filed with the SEC until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 18, 2015 (including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement filed on April 3, 2015);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 11, 2015;

•	our Current Reports on Form 8-K or Form 8-K/A filed on July 2, 2014, January 13, 2015, April 14, 2015, April 17, 2015, May 19, 2015, May 27, 2015, June 2, 2015, July 6, 2015 and July 8, 2015; and

•	the description of our common stock contained in our Form 8-A filed on June 12, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

These reports contain important information about us, our financial condition and our results of operations.

We make available free of charge on or through our website, http://www.memorialrd.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by visiting our website at http://www.memorialrd.com, or by directing your request to:

Investor Relations

Memorial Resource Development Corp.

500 Dallas Street, Suite 1800

Houston, Texas 77002

(713) 588-8300

ir@memorialrd.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements, which are subject to a number of risks and uncertainties, many of which are beyond our control, may include statements about our:

•	business strategy;

•	estimated reserves and the present value thereof;

•	technology;

•	cash flows and liquidity;

•	financial strategy, budget, projections and future operating results;

•	realized commodity prices;

•	timing and amount of future production of reserves;

•	ability to procure drilling and production equipment;

•	ability to procure oilfield labor;

•	the amount, nature and timing of capital expenditures, including future development costs;

•	ability to access, and the terms of, capital;

•	drilling of wells, including statements made about future horizontal drilling activities;

•	competition;

•	expectations regarding government regulations;

•	marketing of production and the availability of pipeline capacity;

•	exploitation or property acquisitions;

•	costs of exploiting and developing our properties and conducting other operations;

•	expectations regarding general economic and business conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of our risk management activities;

•	environmental and other liabilities;

•	counterparty credit risk;

•	expectations regarding taxation of the oil and natural gas industry;

•	expectations regarding developments in other countries that produce oil and natural gas;

•	future operating results;

•	plans and objectives of management; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

These types of statements, other than statements of historical fact included in this prospectus and the documents incorporated by reference herein, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “forecast,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,”

“outlook,” “continue,” the negative of such terms or other comparable terminology. These statements discuss future expectations, contain projections of results of operations or of financial condition or include other “forward-looking” information. These forward-looking statements involve risks and uncertainties. Important factors that could cause our actual results or financial condition to differ materially from our expectations include, but are not limited to, the following risks and uncertainties:

•	variations in the market demand for, and prices of, oil, natural gas and natural gas liquids;

•	uncertainties about our estimated reserves;

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our senior secured revolving credit facility;

•	general economic and business conditions;

•	risks associated with negative developments in the capital markets;

•	failure to realize expected value creation from property acquisitions;

•	uncertainties about our ability to replace reserves and economically develop our current reserves;

•	drilling results;

•	potential financial losses or earnings reductions from our commodity price risk management programs;

•	adoption or potential adoption of new governmental regulations;

•	the availability of capital on economic terms to fund our capital expenditures and acquisitions;

•	risks associated with our substantial indebtedness; and

•	our ability to satisfy future cash obligations and environmental costs.

The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and the documents incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the events or circumstances described in any forward-looking statement will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in the “Risk Factors” section of this prospectus and elsewhere in this prospectus and any prospectus supplement, including the documents incorporated by reference herein or therein. All forward-looking statements speak only as of the date on which they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

ABOUT MEMORIAL RESOURCE DEVELOPMENT CORP.

We are an independent natural gas and oil company focused on the acquisition, exploration and development of natural gas and oil properties with a majority of our activity in the Terryville Complex of North Louisiana, where we are targeting overpressured, liquids-rich natural gas opportunities in multiple zones in the Cotton Valley formation. We are focused on creating stockholder value primarily through the development of our sizeable horizontal inventory.

Our executive offices are located at 500 Dallas Street, Suite 1800, Houston, Texas 77002. Our main telephone number is (713) 588-8300. Our website address is www.memorialrd.com. The information on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general corporate purposes, which may include, among other things, paying or refinancing all or a portion of our indebtedness at the time and funding acquisitions, capital expenditures and working capital.

The actual application of the net proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Three Months Ended	Year Ended December 31,
	March 31, 2015	2014	2013	2012
Ratio of earnings to fixed charges(1)(2)	— x	— x	3.1x	1.8x

(1)	Earnings were inadequate to cover fixed charges by $68,572 for the three months ending March 31, 2015, primarily related to $251.3 million of impairment expense recognized by MEMP.
(2)	Earnings were inadequate to cover fixed charges by $541.4 million for the year ended December 31, 2014 primarily related to $831.1 million of compensation expense recognized in connection with our initial public offering and restructuring transactions.

For the purpose of computing the ratio of earnings to fixed charges, the term “earnings” is the amount resulting from adding and subtracting the following items (as applicable). Add the following: (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; (d) distributed income of equity investees; and (e) your share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized; (b) preference security dividend requirements of consolidated subsidiaries; and (c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

Memorial Resource Development Corp. may issue debt securities in one or more series. When used in this “Description of Debt Securities and Guarantees” section, unless we state otherwise or the context clearly indicates otherwise, references to “the Company,” “we,” “us,” and “our” refer to Memorial Resource Development Corp. and not any of its subsidiaries. We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you will be one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to such subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of the then most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities. When we refer to a “debt security” in this prospectus, we mean either a senior debt security or a subordinated debt security.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by one or more of our existing or future subsidiaries (each, a “guarantor”) specified in the prospectus supplement for the series of such debt securities. If a guarantor issues guarantees, the guarantees will be unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed forms of the indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” in this prospectus for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior debt securities and subordinated debt securities are each governed by a document called an indenture. Each indenture is a contract between us and U.S. Bank National Association, as trustee. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities.

The trustee under each indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

When we refer to “the indenture” or “the trustee” with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue as many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your debt security, whether it is a series of the senior debt securities or the subordinated debt securities, in your prospectus supplement. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus with respect to your debt security, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to a “series of debt securities,” we mean a series of debt securities issued under the applicable indenture. When we refer to “your debt security,” we mean the series of debt securities you purchase. When we refer to “your prospectus supplement,” we mean the prospectus supplement describing the specific terms of your debt security. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you. The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption, acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal. We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

•	if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

•	if your debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if your debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $2,000 and integral multiples of $1,000;

•	the depositary for your debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether your debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

•	any other terms of your debt security and any guarantees of your debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any guarantor, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive certificated debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding paragraph will be exchangeable in whole for definitive certificated debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $2,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive certificated form and will not be considered the holders of debt securities for any purpose under the indentures. Except as provided above, no global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and NYSE Amex Equities. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the U.S. through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include any agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including agents, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include any agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of DTC, Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream and are subject to change by them from time to time. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, the Euroclear Operator, the Cooperative, Euroclear’s system, Clearstream and Clearstream’s system has been obtained are reliable, but neither we, any guarantor, any underwriters nor the trustee takes any responsibility for the accuracy of the information.

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear Participants or Clearstream Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in securities settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of debt securities by or through a Euroclear Participant or a Clearstream Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement. We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indentures to merge or consolidate with another corporation or other entity. We are also permitted under the indentures to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, limited liability company, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

•

Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell all or substantially all our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

The successor entity will be substituted for the Company with respect to the debt securities of any series and under the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease, the Company will be relieved from any further obligations and covenants under the indenture.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•	our indebtedness under or in respect of our senior secured revolving credit facility, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts; and

•	any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any indebtedness to any of our subsidiaries or affiliates; (iv) any trade payables; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(i) in the event and during the continuation of any default in the payment of principal of, and any premium and interest on, any senior debt beyond any applicable grace period or (ii) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (i) or (ii), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (iii) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (i) or (ii); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the applicable indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the applicable indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal of, and any premium and interest on, the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by us, any guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability

No past, present or future director, officer, employee, incorporator, member, manager, partner (whether general or limited), stockholder or stockholder of the Company or any guarantor, as such, will have any liability for any obligations of us or any guarantor, respectively, under the debt securities or the indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities and any guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your debt security occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal of and any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

•	we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach, which notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•	if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the Company, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•	the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•	the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on any debt security, however, without the approval of the particular holder of that debt security.

Annual Information about Defaults to the Trustee

We will furnish each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the applicable indenture.

Modifications and Waivers

There are four types of changes we can make to either indenture and the debt securities or series of debt securities or any guarantees thereof issued under that indenture.

Changes Requiring Each Holder’s Approval

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under the applicable indenture, including, among others:

•	changing the stated maturity for any principal or interest payment on such debt security;

•	reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for such debt security;

•	permitting redemption of such debt security if not previously permitted;

•	impairing any right such holder may have to require purchase of its debt security;

•	if such debt security constitutes a convertible debt security, impairing any right that a holder may have to convert such debt security;

•	changing the currency of any payment on such debt security;

•	changing the place of payment on such debt security;

•	impairing such holder’s right to sue for payment of any amount due on its debt security;

•	releasing any guarantor of such debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the applicable indenture;

•	reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the debt securities of a series, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the applicable indenture or to waive defaults; and

•	changing the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval

The second type of change does not require any approval by holders of the debt securities affected. These changes are limited to clarifications and changes that would not adversely affect any debt securities of any series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. We may also make changes to reflect the addition of, succession to or release of any guarantor of guaranteed debt securities otherwise permitted under the indenture. We may also make changes to conform the text of the applicable indenture or any debt securities or guarantees to any provision of the “Description of Debt Securities and Guarantees” in this prospectus or the comparable section in your prospectus supplement, to the extent such provision was intended to be a verbatim recitation of a provision of such indenture or debt securities or guarantees.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•	If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•	If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under “—Mergers and Similar Transactions.” If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

We may issue particular debt securities or a particular series of debt securities, as applicable, that are entitled, by their terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such affected debt securities or series of debt securities would be entitled to approve such matters (i) pursuant to such special rights by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities voting separately as a class and (ii) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such debt securities or series of debt securities, by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue series or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption, for which money has been set aside in trust, are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $2,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement and the supplemental indenture with respect to your debt securities provide for such exchange.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection because the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not yet issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors of any series of guaranteed debt securities to differ from the guarantors of any other series of guaranteed debt securities. If the Company issues a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will fully and unconditionally guarantee, on a joint and several basis with each other guarantor, the due and punctual payment of the principal of, and premium, if any, and interest on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of the Company, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than the Company or another guarantor) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 600,000,000 shares of common stock, $0.01 par value per share, of which 192,628,379 shares were issued and outstanding as of June 30, 2015, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding as of June 30, 2015.

The following summary of our capital stock, our amended and restated certificate of incorporation and our amended and restated bylaws do not purport to be complete and are qualified in their entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”). Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors (our “Board”) out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable and the shares of common stock that will be issued under this prospectus will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL, which regulates corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NASDAQ, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the business combination or transaction in which the person became interested is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced other than, for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder), shares owned by persons who are directors and also officers of us and by certain employee stock plans; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	certain mergers or consolidations involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. Since the Funds owned their equity in us at the time we completed our corporate formation, the Funds are not subject to the restrictions of Section 203.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•	provide our Board the ability to authorize undesignated preferred stock. This ability makes it possible for our Board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by an affirmative vote of a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock then outstanding, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	at any time after a group including MRD Holdco and/or the Funds or their respective affiliates no longer collectively beneficially own more than 50% of the outstanding shares of our common stock:

•	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting);

•	provide our certificate of incorporation and bylaws, subject to certain exceptions, may be amended by the affirmative vote of the holders of not less than 66 2/3% of our then outstanding common stock (prior to such time, our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of not less than 50% majority of our then outstanding common stock);

•	provide that special meetings of our stockholders may only be called by our Board pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors whether or not there exist any vacancies in previously authorized directorships (prior to such time, a special meeting may also be called at the request of stockholders holding a majority of the outstanding shares entitled to vote);

•	provide for our Board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any, and that directors may only be removed for cause.
This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors; and

•	provide that the affirmative vote of the holders of at least 75% in voting power of all then outstanding common stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office and such removal may only be for cause.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In connection with the closing of our initial public offering, we entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Corporate Opportunity

Under our amended and restated certificate of incorporation, to the fullest extent permitted by law:

•	MRD Holdco, NGP, the Funds and their affiliates have the right to, and have no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as us, do business with any of our clients or customers, or invest or own any interest publicly or privately in, or develop a business relationship with, any business that is competitive or in the same line of business as us;

•	if MRD Holdco, NGP, the Funds or their affiliates acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us; and

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MRD.”

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any accompanying prospectus supplement through underwriters, through broker-dealers, through agents, directly to one or more purchasers, including existing stockholders, through a combination of any of the foregoing methods of sale, or through any other method permitted by applicable law.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts, and other items constituting compensation to underwriters, dealers, or agents.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters or dealers in the sale, they will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may sell the securities through agents designated by us from time to time. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the internet, to sell offered securities directly.

We may engage in at-the-market offerings and offer our shares of common stock into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act on the terms described in the prospectus supplement relating thereto. Underwriters, dealers, and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

We may agree to indemnify underwriters, dealers, and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers, or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated and combined balance sheets of Memorial Resource Development Corp. as of December 31, 2014 and 2013, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein from the Current Report on Form 8-K filed with the SEC on July 8, 2015, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2014 and 2013 consolidated and combined financial statements contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated and combined financial statements, the Company’s balance sheets and related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

The statements of revenues and direct operating expenses related to the Wyoming properties acquired by MEMP in July 2014 for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditor, and upon the authority of said firm as experts in accounting and auditing.

Estimated quantities of the proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2014 incorporated by reference in this prospectus are based on reserve reports prepared by our management and audited by Netherland, Sewell & Associates, Inc. Our reserves estimates have been audited or evaluated by an independent reservoir engineering firm since 2011 and Netherland, Sewell & Associates, Inc. audited these reserves as of December 31, 2014. Our estimate of probable and possible reserves are prepared by management and audited by Netherland, Sewell & Associates, Inc.

Estimated quantities of certain MEMP proved oil and natural gas reserves and the net present value of such reserves as of December 31, 2014 incorporated by reference in this prospectus are based on the reserve report prepared by our management and audited by Netherland, Sewell & Associates, Inc. MEMP’s reserves estimates have been audited or evaluated by an independent reservoir engineering firm since 2011 and Netherland, Sewell & Associates, Inc. audited these reserves as of December 31, 2014. We have included and incorporated by reference these estimates in reliance on the authority of Netherland, Sewell & Associates, Inc. as experts in such matters.

Estimated quantities of certain MEMP proved oil and natural gas reserves as of December 31, 2014 incorporated by reference in this prospectus are based on a reserve report prepared by our internal reserve engineers and audited by Ryder Scott Company, L.P. These estimates are so included and incorporated by reference in reliance upon the authority of such firm as an expert in these matters.

12,000,000 Shares

Common Stock

Prospectus Supplement

September 21, 2015

Barclays